[Midland National Letterhead]

December 21, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Midland National Life Separate Account C (the “Separate Account”)

        Post-Effective Amendment No. 17 to Form N-4 Registration Statement

        File Number 333-176870 – LiveWell Variable Annuity

Commissioners:

            Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the “1933 Act”), Midland National Life Separate Account C (File Number: 333-176870), hereby requests acceleration of the effective date of the above-captioned Amendment to the Separate Account’s Registration Statement to December 22, 2020, or as soon thereafter as reasonably practicable.

                                    MIDLAND NATIONAL LIFE SEPARATE ACCOUNT C

                                    By: Midland National Life Insurance Company

                                                            By: /s/Steven C Palmitier

                                                                       Steven C. Palmitier

                                                                       President & Chief Operating Officer

[Sammons Financial Network Letterhead]

December 21, 2020

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: Midland National Life Separate Account C (the “Separate Account”)

        Post-Effective Amendment No. 17 to Form N-4 Registration Statement

        File Number 333-176870 – LiveWell Variable Annuity

Commissioners:

            Pursuant to Rule 461(a) under the Securities Act of 1933, as amended (the “1933 Act”), Sammons Financial Network, LLC, the principal underwriter, hereby requests acceleration of the effective date of the above-captioned Amendment to the Separate Account’s Registration Statement to December 22, 2020, or as soon thereafter as reasonably practicable.

                                                Sammons Financial Network, LLC

                                                By: /s/William Lowe

                                                           William Lowe

                                                           President